EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38616, 333-53180, 333-97599, 333-100755, 333-101440, 333-138546, 333-155566, and 333-172200 on Form S-8 of our report dated September 15 , 2011, relating to the consolidated financial statements and financial statement schedule of Symmetricom, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s method for recognizing revenue for multiple element arrangements), and our report dated September 15, 2011, relating to the effectiveness of Symmetricom, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Symmetricom, Inc. for the year ended July 3, 2011.

/s/ Deloitte & Touche LLP

San Jose, California

September 15, 2011